Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Solexa, Inc. pertaining to the Lynx Therapeutics, Inc. 1992 Stock Option Plan, the Solexa Share Option Plan for Consultants, the Solexa Unapproved Company Share Option Plan and the Solexa Limited Enterprise Management Incentive Plan of our report dated May 13, 2005 with respect to the financial statements of Solexa Limited included in Solexa, Inc.’s Amendment No. 1 to its Current Report on Form 8-K/A dated May 20, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Ernst & Young LLP

Cambridge, England
July 8, 2005